WESTELL TECHNOLOGIES REPORTS FIRST QUARTER RESULTS
Wednesday July 21, 4:00 pm ET

COMPANY POSTS ITS NINTH CONSECUTIVE PROFITABLE QUARTER

AURORA, Ill.--(BUSINESS WIRE)--July 21, 2004--Westell Technologies, Inc. (NASDAQ:WSTL - News), a leading provider of broadband access solutions and conferencing services, today announced the results for its first quarter ending June 30, 2004.

Total revenues for the quarter increased to $56.2 million from $55.3 million in the first quarter of last fiscal year.

Westell reported net income for the first quarter of $3.3 million, or $0.05 per diluted share, which includes tax expense of $2.2 million, or $0.03 per diluted share. Excluding the tax expense, non-GAAP net income in the first quarter increased to $5.6 million, or $0.08 per diluted share, compared to $4.6 million, or $0.07 per diluted share in the first quarter of last year. A reconciliation of non-GAAP results to GAAP results is provided as part of this press release.

"It is very gratifying to have posted our ninth consecutive quarter of profitability, despite trying market conditions," said Van Cullens, Westell President and CEO. "On the balance sheet, we committed to be debt free by the end of the June 2004 quarter and we are very proud to have achieved that goal," Cullens added.

"We are encouraged by recent indications that DSL deployments appear to be increasing over the June quarter levels. We continue to expect DSL to be stronger in the back half of fiscal 2005," Cullens added.

Cullens continued, "Customer interest and engagement on our new products such as; VersaLink(TM) (Wi-Fi & FTTP), TriLink (TM) (VoIP) and EnVoy(TM) (remote management software), are exceeding our original expectations which we believe could result in orders and shipments beginning in the September quarter."

Outlook

Westell provided guidance for the second fiscal quarter ending September 30, 2004. The Company expects revenue to be in a range of $57 to $59 million. Westell expects non-GAAP EPS of $0.08 (excluding a provision for income tax expense of approximately $ 2.2 million) and EPS of $0.05 on a GAAP basis including the provision for tax expense.

New Effective Tax Rate for Fiscal Year 2005 Income Statements

Due to the Company's strong performance in fiscal 2004 and projected future ability to generate taxable income, the Company is required under GAAP to record tax expense in fiscal 2005. The Company's current effective tax rate approximates 40%. Westell does not expect to incur any significant cash tax payments for the foreseeable future as a result of the anticipated utilization of net operating loss carryforwards to reduce its cash tax liabilities.

     o    Guidance
     o    Reconciliation of Non-GAAP to GAAP Results and GAAP outlook
     o    A detailed calculation of non-GAAP net income and net income per share is included in the attached statement of operations, which also includes equivalent GAAP net income and GAAP net income per share.

Conference Call Information

Westell will host its earnings call on Thursday, July 22nd, at 9:30AM Eastern Time for analysts, shareholders, investors, and the public.

The live earnings call will be available to the public. Participants can join for the voice portion of the call by following the instructions below. Participants must separately register for the call.

To participate in the voice portion:

1. All participants must pre-register by dialing 1-800-299-5919, International 1-402-220-4796.

2.   Leave your name and the company whom you represent.

3. To participate in the call on the 22th, please dial ConferencePlus at 1-800-559-1203 no later than 9:15 AM, Eastern Time and ask for the "Westell Technologies Analyst Call". International participants may dial 630-691-2762.

The Company's earnings press release and any related earnings information to be discussed on the earnings call will be posted on the Investor Relations section of the Company's web site at http://www.westell.com. Digital Audio Replay of this call will be available one hour following the conclusion of the call by dialing 1-888-843-8996 or 630-652-3044 and entering 9443429#.

About Westell

Westell Technologies, Inc., headquartered in Aurora, Illinois, is a holding company for Westell, Inc. and ConferencePlus, Inc. Westell, Inc. manufactures broadband telecommunications access products. ConferencePlus, Inc. is a collaborative Application Service Provider that manages and hosts voice, video, IP applications and back-office services. Additional information can be obtained by visiting Westell's Web site at www.westell.com. ---------------

About ConferencePlus

ConferencePlus, a Westell Technologies, Inc. (NASDAQ:WSTL - News) subsidiary, is a leading global provider of audio, web, video and IP conferencing services. ConferencePlus is dedicated to providing high quality, innovative conferencing solutions to its domestic and international clients and telecommunications resellers. ConferencePlus is recognized for outstanding customer service and support to help clients meet their business objectives. The company is headquartered in Schaumburg, Illinois with an international headquarters in Dublin, Ireland. Additional information can be obtained by visiting the ConferencePlus web site at www.conferenceplus.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act 1995:

Certain statements contained herein including, without limitation, statements containing the words "believe," " on track, " "anticipate," "committed" "expect," "estimate", "await," "continue," "intend," "may," "will," "should," and similar expressions are forward looking statements that involve risks and uncertainties. These risks include, but are not limited to, product demand and market acceptance risks, need for financing, the economic downturn in the U.S. economy and telecom market, the impact of competitive products or technologies, competitive pricing pressures, product development, excess and obsolete inventory due to new product development, commercialization and technological delays or difficulties (including delays or difficulties in developing, producing, testing and selling new products and technologies), the effect of Westell's accounting policies, the need for additional capital, the effect of economic conditions and trade, legal social and economic risks (such as import, licensing and trade restrictions) and other risks more fully described in Westell's Annual Report on Form 10-K for the fiscal year ended March 31, 2004 under the section "Risk Factors". Westell undertakes no obligation to release publicly the result of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                           WESTELL TECHNOLOGIES, INC.
                          FINANCIAL RESULTS (CONTINUED)
                             (Dollars in thousands)

                                                JUN. 30,           MAR. 31,
                                                 2004               2004
                                           -----------------   -----------------

Cash and Short term Investments                  9,791             11,241
Receivables                                     22,998             23,807
Inventory                                       18,211             16,075
Total current assets                            60,305             62,117
Goodwill and long term intangibles              12,126             12,615
Total assets                                   125,885            129,781
Total current liabilities                       24,378             34,492
Bank and Solectron notes payable                     -              2,631
Total liabilities and minority
interest                                        28,689             38,016
Shareholders' Equity                            97,196             91,765

Days Sales Outstanding                              37                 35

                           WESTELL TECHNOLOGIES, INC.
                                FINANCIAL RESULTS

                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                           Three Months ended Jun. 30,       %
                                             2004              2003       Change
                                           --------          --------     ------

Revenues
         NSA                               $ 13,117 (1)      $ 13,547       -3%
         CNE                                 31,803            30,160        5%
         Services                            11,252            11,580       -3%
                                           --------          --------
Total revenues                               56,172            55,287        2%
                                           --------          --------

Gross profit
           Equipment                         13,282 (1)(6)    15,445
           Services                           5,264            4,826
                                           --------          --------
         Total gross profit                  18,546            20,271       -9%
                                           --------          --------

Gross margin
           Equipment                          29.6% (1)         35.3%
           Services                           46.8%             41.7%
                                           --------          --------
         Total gross margin                   33.0%             36.7%
                                           --------          --------

Operating expenses
         Sales & marketing                    5,352 (6)         5,427       -1%
           Expense to revenue                  9.5%              9.8%

         General & administrative             4,014 (6)         5,134      -22%
           Expense to revenue                  7.1%              9.3%

         Research & development               3,574 (6)(7)      4,436      -19%
           Expense to revenue                  6.4%              8.0%

         Restructuring                           --                --
           Expense to revenue                  0.0%              0.0%
         Intangibles amortization (2)           364               363
           Expense to revenue                  0.6%              0.7%
                                           --------          --------
         Total operating expenses            13,304            15,360      -13%
                                           --------          --------
           Expense to revenue                 23.7%             27.8%

Operating income                              5,242             4,911        7%

Other income (expense)                          361 (3)           156
Interest expense                                (36)             (359)     -90%
                                           --------          --------
Income before minority interest and taxes     5,567             4,708       18%
                                           --------          --------

Income taxes                                  2,183                -- (4)

Minority interest                                97               111

Net income                                 $  3,287          $  4,597
                                           ========          ========

Income per common share:
                                Basic          0.05              0.07
                                           --------          --------
                                Diluted        0.05              0.07
                                           --------          --------

Average number of common shares
outstanding:
                                Basic        68,294            65,495
                                Diluted      70,975            69,014


NON-GAAP RESULTS AND RECONCILIATION TO GAAP
GAAP net income                            $  3,287          $  4,597
Income tax expense                            2,183                --
                                           --------          --------
Non-GAAP net income (5)                    $  5,470          $  4,597
                                           ========          ========

GAAP Income per basic share                    0.05              0.07
Basic per share income tax expense             0.03                --
                                           --------          --------
Non-GAAP  income per basic share (5)           0.08              0.07
                                           ========          ========

GAAP Income per diluted share                  0.05              0.07
Diluted per share income tax expense           0.03                --
                                           --------          --------
Non-GAAP income per diluted share (5)          0.08              0.07
                                           ========          ========


FOOTNOTES:

(1) The Company earned $883,000 in the three months ended June 30, 2004 for a contractual settlement.
(2)  Teltrend product technology intangible amortization.
(3) Includes a $400,000 legal settlement recorded in the three months ended June 30, 2004.
(4)  Valuation allowances were utilized for taxable income.
(5) Non-GAAP net income and net income per share excludes the impact of tax expense.
(6) The Company recorded $1.4 million of bonus and profit sharing accrual in the three months ended June 30, 2003. No bonus or profit sharing was recorded in the three months ended June 30, 2004.
(7) The Company capitalized $358,000 of software development cots as an intangilble asset.